Exhibit 10.1

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (“Agreement”), dated as of the 1st day of September, 2021 (the “Closing Date”), is made and entered into on the terms and conditions hereinafter set forth, by and among MELT PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”); certain subsidiaries of Borrower from time to time party hereto as guarantors (each a “Guarantor” and collectively, jointly and severally, “Guarantors” and collectively with Borrower, each a “Loan Party” and collectively, “Loan Parties”); and Harrow Health, Inc., a Delaware corporation (“Harrow” or “Lender”).

Recitals:

WHEREAS, Loan Parties have requested that Lender make available to Borrower a term loan in the original principal amount of $13,500,000.00 (the “Loan”), on the terms and conditions hereinafter set forth, and for the purposes hereinafter set forth; and

WHEREAS, in order to induce Lender to make the Loan to Borrower, Loan Parties have made certain representations to and agreements with Lender; and

WHEREAS, Lender, in reliance upon the representations, agreements and inducements of Loan Parties, has agreed to make the Loan upon the terms and conditions hereinafter set forth.

Agreement:

NOW, THEREFORE, in consideration of the agreement of Lender to make the Loans, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party and Lender hereby agree as follows:

Article 1

The Loan

1.1 Defined Terms; Interpretation. Unless otherwise indicated, capitalized terms used in this Agreement shall have the meanings given such terms on Exhibit A. Any term defined herein may be used in the singular or plural. Accounting terms not defined in this Agreement shall be construed following generally accepted accounting principles in the United States (“GAAP”). References in this Agreement to “Articles”, “Sections”, “Exhibits” or “Schedules” shall be to Articles, Sections, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. Reference to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States.

1.2 Evidence of the Loan, Disbursement of the Loan and Repayment.

(a) Term Loan. Subject to the terms and conditions contained herein, Lender agrees to make the Loan to Borrower in the aggregate original principal amount of $13,500,000 (the outstanding principal amount of which may be increased by the amount of PIK Interest thereon). The Loan shall be disbursed in its entirety to Borrower on the Closing Date. The Loan shall be evidenced by one or more secured promissory notes dated as of even date herewith and executed by Borrower (collectively, the “Notes”). Any amount borrowed under this Section 1.2(a) and subsequently repaid or prepaid may not be reborrowed.

(b) Repayment; Loan Documents. The Loan shall be payable in accordance with the Notes. This Agreement, the Notes and any other instruments and documents executed by any Loan Party, now or hereafter evidencing or securing the Loan or required to be delivered under this Agreement and any other documents related to this Agreement are herein individually referred to as a “Loan Document” and collectively referred to as the “Loan Documents.”

1.3 Reserved.

1.4 Prepayments; Voluntary Termination. Borrowers may prepay the indebtedness evidenced by the Notes in whole or in part at any time without penalty.

1.5 Purposes of Loan and Use of Proceeds. The purpose of the Loan shall be (a) to repay certain indebtedness of Borrower, (b) to pay expenses incurred in connection with the closing of the Loan and (c) for working capital and general corporate purposes permitted by law, including the phase 2 study of Melt 100.

1.6 Interest.

(a) Interest charges shall be computed on the actual principal amount of the Loan outstanding (including, for the avoidance of doubt, any capitalized PIK Interest outstanding from time to time) at a rate per annum equal to the Interest Rate. All computations of interest shall be made on the basis of a year of 360 days for the actual number of days elapsed. Interest on the Loans shall be payable (i) monthly in cash in arrears on the first (1st) day of each month commencing on October 1, 2021, through and including the first day of the month in which the Maturity Date occurs; provided that, at Borrower’s election, up to 100% of the accrued interest shall be paid in kind (such interest so deferred from time to time, being “PIK Interest”) and added to the principal balance of the Loan monthly on the first (1st) day of each month and (ii) in cash on the Maturity Date.

(b) At the election of Lender, after the occurrence of an Event of Default and for so long as it continues, the outstanding Loan and other Obligations shall bear interest at rates that are three percent (3.0%) (“Default Interest”) in excess of the rates otherwise payable under this Agreement, and all such interest shall be payable on demand of Lender.

1.7 Payments. Payment of the Loan shall be interest only in accordance with Section 1.6 until the Maturity Date. The entire outstanding principal balance of the Loan and all other Obligations related thereto, together with all accrued and unpaid interest and any other amounts due under the Loan Documents, shall be due and payable in full on the Maturity Date. All payments shall be made in the manner provided in the applicable Note.

Article 2

increased costs; taxes

2.1 Increased Costs. In the event that any Change in Law or compliance by Lender (for purposes of this Section 2.1, the term “Lender” shall include Lender, and any Person controlling Lender) with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority, shall:

(a) subject any Recipient to any Tax (other than (i) Indemnified Taxes, (ii) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (iii) Connection Income Taxes) on its loans, loan principal, commitments or other obligations; or

(b) impose on Lender any other condition, loss or expense (other than Taxes) affecting this Agreement or any other Loan Document or any portion of the Loan made by Lender hereunder;

and the result of any of the foregoing is to increase the cost to Lender, of making, converting to, continuing, renewing or maintaining its portion of the Loan hereunder by an amount that Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of the Loan by an amount that Lender deems to be material, then, upon request of Lender, Borrower shall pay Lender such additional amount as will compensate Lender for such additional cost or such reduction, as the case may be. Lender shall certify the amount of such additional cost or reduced amount to Borrower, and such certification shall be conclusive absent manifest error. Borrower shall pay such amount shown as due on any such certificate within five (5) Business Days after receipt thereof. Notwithstanding anything to the contrary in this Section 2.1, (i) Borrower shall not be required to compensate Lender pursuant to this Section 2.1 for any amounts incurred more than six (6) months prior to the date that Lender notifies Borrower of Lender’s intention to claim compensation therefor; provided that if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

2.2 Taxes.

(a) For purposes of this Section 2.2, the term “applicable Law” includes FATCA.

(b) Any and all payments by or on account of any Obligations hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Body in accordance with applicable Law (provided that, if the applicable Withholding Agent is Lender, then such Withholding Agent shall consult Borrower regarding the appropriate deduction or withholding rate) and, if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.2) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions been made. Without limiting any Recipients right to reimbursement or other payment hereunder, each Recipient shall reasonably cooperate with Borrower in seeking refunds of any amounts paid by Borrower that are reasonably believed not to have been correctly or legally asserted or for which it is otherwise entitled to a refund.

(c) Borrower shall timely pay any Other Taxes to the relevant Governmental Body in accordance with applicable Law.

(d) Borrower shall promptly (and in any event within ten (10) days after written demand therefor) indemnify Lender, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Body. A certificate as to the amount of such payment or liability delivered to Borrower by Lender shall be conclusive absent manifest error.

(e) As soon as practicable after any payment of Indemnified Taxes by Borrower to a Governmental Body, Borrower shall deliver to Lender the original or a certified copy of a receipt issued by such Governmental Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Lender.

(f) If Lender is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document, it shall deliver to Borrower, at the time or times reasonably requested in writing by Borrower, such properly completed and executed documentation reasonably requested in writing by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Lender, if reasonably requested in writing by Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested in writing by Borrower as will enable Borrower to determine whether or not Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in Lender’s reasonable judgment such completion, execution or submission would subject Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Lender.

(g) If any party determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.2 (including by the payment of additional amounts pursuant to this Section 2.2), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.2 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Body with respect to such refund). Such indemnifying party, upon the written request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.2(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Body) in the event that such indemnified party is required to repay such refund to such Governmental Body. Notwithstanding anything to the contrary in this Section 2.2(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.2(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.2(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.2 shall survive any assignment of rights by, or the replacement of, Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Article 3

Security

3.1 Grant of Security Interest. To secure the prompt payment of the Obligations and the prompt performance of each of the covenants and duties under this Agreement and the Loan Documents, each Loan Party hereby grants to Lender a security interest in any and all properties, rights and assets of each Loan Party in the following described property, in each case wherever located and whether now owned or hereafter acquired or arising (together with any other assets securing the Loan, collectively, the “Collateral”):

(a) accounts, contract rights, and all other forms of obligations owing to such Loan Party arising out of the sale or lease of goods or the rendition of services by such Loan Party (including health-care receivables), whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by such Loan Party and such Loan Party’s Books relating to any of the foregoing (collectively, “Accounts”);

(b) general intangibles and other personal property (including payment intangibles, choses or things in action, goodwill, Intellectual Property, trade names, the goodwill associated with trade names, blueprints drawings, purchase orders, customer lists, moneys due or recoverable from pension funds, route lists, moneys due under any royalty or licensing agreements, infringement claims, software, software source codes, computer programs, computer discs, computer tapes, literature, reports, catalogs deposit accounts, licenses, governmental approvals, equity interests, together with any and all dividends, distributions, cash, certificates, instruments, additional securities or other property from time to time received, receivable, distributed or distributable in respect of, in exchange for, or in substitution for any equity interests, insurance premium rebates, tax refunds, and tax refund claims) other than goods and Accounts, and such Loan Party’s Books relating to any of the foregoing (collectively, “General Intangibles”);

(c) rights to payments or performance under letters of credit, letter-of-credit rights (whether or not evidenced by a writing) and other supporting obligations, notes, drafts, instruments (including promissory notes), certificated and uncertificated securities, documents, leases, and chattel paper (whether tangible or electronic), and such Loan Party’s Books relating to any of the foregoing (collectively, “Negotiable Collateral”);

(d) inventory in which such Loan Party has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of such Loan Party’s present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above, and such Loan Party’s Books relating to any of the foregoing (collectively, “Inventory”);

(e) machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods, and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located (collectively, “Equipment”);

(f) books and records including: ledgers; records indicating, summarizing, or evidencing such Loan Party’s assets or liabilities, or the Collateral; all information relating to such Loan Party’s business operations or financial condition; and all computer programs, disc or tape files, printouts, funds or other computer prepared information, and the equipment containing such information (collectively, “Loan Party’s Books”);

(g) securities (whether certificated or uncertificated), securities accounts, commodity contracts and accounts, securities entitlements and other investment property (collectively “Investment Property”);

(h) deposit accounts (collectively “Deposit Accounts” and together with all securities accounts and commodities accounts, “Collateral Accounts”);

(i) commercial tort claims (collectively “Tort Claims”);

(j) substitutions, replacements, additions, accessions, proceeds, cash proceeds, products to or of any of the foregoing, including, but not limited to, proceeds of insurance covering any of the foregoing, or any portion thereof, and any and all Accounts, General Intangibles, Negotiable Collateral, Inventory, Equipment, Deposit Accounts, Tort Claims, money, deposits, accounts, or other tangible or intangible property resulting from the sale or other disposition of the Accounts, General Intangibles, Negotiable Collateral, Inventory, Equipment, Deposit Accounts, Tort Claims, or any portion thereof or interest therein and the proceeds thereof; and

(k) to the extent not included in the foregoing, all other personal property of any Loan Party of any kind or description, including all cash and currency.

Notwithstanding the foregoing, Collateral shall not include (i) any lease, license, contract or other agreement of any Loan Party if the grant of a security interest in such lease, license, contract or other agreement is prohibited under the terms of such lease, license, contract or other agreement or under applicable law, but only to the extent such prohibition is not rendered unenforceable or ineffective by the UCC (as hereinafter defined) or other applicable law; provided, however, that a security interest shall attach to such lease, license, contract or other agreement immediately at such time as the condition causing such prohibition shall be eliminated or remedied, (ii) any Equipment owned by any Loan Party which is subject to a lien securing purchase money debt pursuant to documents which prohibit such party from granting any other liens in such property, but only for so long as such prohibition shall be in effect, (iii) those assets as to which Lender and Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to Lender of the security to be afforded thereby, and (iv) any “intent to use” trademark applications for which a statement of use has not been filed (but only until such statement is filed).

3.2 Perfection by Filing. Each Loan Party hereby specifically authorizes Lender at any time and from time to time to file financing statements and other similar forms, continuation statements and amendments thereto, without notice to any Loan Party, with all appropriate jurisdictions to perfect or protect Lender’s interest or rights hereunder. Such financing statements and other forms may describe the Collateral as “all personal property of debtor,” “all assets of debtor” or words to similar effect, and contain any other information required by applicable law for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether such Loan Party is an organization, the type of organization and any organization identification number issued to such Loan Party. Each Loan Party agrees to furnish such information to Lender promptly upon (but in any event within five (5) Business Days after) written request. Any such financing statements, continuation statements or amendments may to the extent required by applicable law be signed by Lender on behalf of such Loan Party and may be filed at any time in any jurisdiction. Each Loan Party hereby irrevocably constitutes and appoints Lender and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Loan Party and in the name of such Loan Party or in its own name, from time to time after the occurrence and during the continuance of an Event of Default, in Lender’s discretion, for the limited purpose of carrying out the terms of this Section 3.2. All powers, authorizations and agencies contained in this Section 3.2 are coupled with an interest and are irrevocable until all of the Obligations have been paid and satisfied in full.

3.3 Perfection Other Than by Filing, etc.

(a) At any time and from time to time, Loan Parties shall take such steps as Lender may reasonably request (i) to obtain an acknowledgment, in form and substance reasonably satisfactory to Lender, of any bailee having possession of any of the Collateral, that such bailee holds such Collateral for Lender, and (ii) otherwise to ensure the continued perfection and priority of Lender’s security interest in any of the Collateral and of the preservation of its rights therein.

(b) If any Loan Party shall acquire any investment property, instruments (with a value in excess of $100,000), letter-of-credit rights (with a value in excess of $100,000) or electronic chattel paper (with a value in excess of $100,000) (as such terms are defined in Article 9 of the UCC), Borrower shall promptly notify Lender thereof and shall take such steps as Lender may reasonably request for Lender to obtain control of such assets and, where control is established by written agreement, such agreement shall be in form and substance reasonably satisfactory to Lender.

(c) If any Loan Party shall acquire a commercial tort claim with a value in excess of One Hundred Thousand Dollars ($100,000.00), Borrower shall promptly notify Lender in a writing signed by Borrower of the general details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Lender.

(d) If at any time any of the Collateral with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000.00) in the aggregate is represented by any document of title, Borrower shall promptly notify Lender thereof and, upon written request by the Lender, such document of title will be delivered promptly to Lender and subject to the security interest granted hereby.

3.4 Collateral Accounts.

(a) Schedule 3.4 sets forth a true and complete list of all institutions at which any Loan Party has or maintains a Collateral Account of any type along with the name and address of such institution and the account numbers of the Deposit Accounts, securities accounts and commodity accounts maintained with such Person. Each Loan Party shall notify Lender in writing within five (5) days after establishing any Collateral Account.

(b) If requested by Lender, for each account (other than any Excluded Account) that any Loan Party at any time opens or maintains, Loan Parties shall promptly cause the applicable bank or financial institution at or with which any such Collateral Account is opened or maintained to execute and deliver a control agreement or other appropriate instrument with respect to such Collateral Account to perfect Lender’s lien in such Collateral Account in accordance with the terms hereunder, which control agreement shall be in form and substance reasonably acceptable to Lender and may not be terminated without the prior written consent of Lender.

3.5 Additional Agreements with Respect to the Collateral.

(a) There is no location at which any Loan Party has any Inventory or other tangible Collateral (except for Inventory in transit, Equipment out for repair or Inventory and other Collateral subject to a disposition permitted under Section 6.5) other than those locations listed on Schedule 4.27 or at such other locations as identified to Lender by Borrower from time to time in writing. No Loan Party will permit any of the Collateral to be removed from the locations described on Schedule 4.27, except in the ordinary course of the Loan Parties’ business and customary use thereof, without prior written notice to Lender.

(b) Each Loan Party will keep the Collateral in good condition and repair (ordinary wear and tear excepted) and will pay and discharge all taxes, levies and other impositions levied thereon prior to delinquency as well as the cost of repairs to or maintenance of same, and will not permit anything to be done that may impair the value of any of the Collateral. If any Loan Party fails to pay such sums, Lender may do so for such Loan Party’s account and add the amount thereof to the Obligations.

(c) No Loan Party will allow the Collateral to be attached to real estate in such manner as to become a fixture or a part of any real estate.

3.6 Returns and allowances between Loan Parties and their account debtors shall follow such Loan Party’s customary practices as they exist at the Closing Date. Borrower must promptly notify Lender of all returns, recoveries, disputes and claims that involve more than Two Hundred Fifty Thousand Dollars ($250,000.00).

Article 4

Representations and Warranties

To induce Lender to enter into this Agreement, each Loan Party, jointly and severally, represents and warrants to Lender as follows:

4.1 Organizational Status. Each Loan Party is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the power to own and operate its properties, to carry on its business as now conducted and to enter into and to perform its obligations under this Agreement and the other Loan Documents to which it is a party. Each Loan Party is duly qualified to do business and in good standing in each jurisdiction in which a failure to be so qualified and in good standing would have a Material Adverse Effect.

4.2 Subsidiaries. Schedule 4.2 is a complete list of each direct or indirect Subsidiary of each Loan Party, which list shows the jurisdiction of incorporation or other organization and the percentage of stock or other equity interest of each Subsidiary owned by any Loan Party. The Loan Parties and the Subsidiaries have good and valid title to the equity interests in the Subsidiaries, free and clear of all Liens, claims, charges, restrictions, security interests, equities, proxies, pledges or encumbrances of any kind other than those created in favor of Lender pursuant to the Loan Documents.

4.3 Authorization. Each Loan Party has full legal right, power and authority to conduct its business and affairs. Each Loan Party has full legal right, power and authority to enter into and perform its obligations under the Loan Documents, without the consent or approval of any other person, firm, governmental agency or other legal entity other than those consents or approvals already obtained by such Loan Party. The execution and delivery of this Agreement, the borrowing hereunder, the execution and delivery of each Loan Document to which each Loan Party is a party, and the performance by each Loan Party of its obligations hereunder and thereunder are within the company powers of each Loan Party and have been duly authorized by all necessary company or legal action properly taken, and the Loan Parties have received all necessary governmental approvals where required. The officer(s) executing this Agreement and all of the other Loan Documents to which each Loan Party is a party are duly authorized to act on behalf of such Loan Party.

4.4 Validity and Binding Effect. This Agreement and the other Loan Documents are the legal, valid and binding obligations of each Loan Party, enforceable in accordance with their respective terms, subject to limitations imposed by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally or the application of general equitable principles.

4.5 Capitalization. Attached hereto as Schedule 4.5 is a table showing the capitalization of each Loan Party, as of the date hereof, on a fully diluted basis. Except as set forth on Schedule 4.5, no Loan Party has outstanding any stock or securities convertible or exchangeable for any shares of its equity (“Equity”) or containing any profit participation features, and does not have outstanding any rights or options to subscribe for or to purchase its Equity or any stock or ownership appreciation rights or phantom stock or ownership plans. Schedule 4.5 accurately sets forth the following with respect to all outstanding options and rights to acquire any Loan Party’s Equity, if any: (i) the total number of interests issuable upon exercise of all outstanding options; (ii) the range of exercise prices for all such outstanding options; (iii) the number of interests issuable, the exercise price and the expiration date for each such outstanding option; and (iv) with respect to all outstanding options, warrants and rights to acquire any Loan Party’s ownership interests, the holder, the number of shares or interests covered, the exercise price and the expiration date. As of the Closing Date, and except as set forth on Schedule 4.5, no Loan Party is subject to any obligation (contingent or otherwise) to repurchase, redeem, retire or otherwise acquire any units of its ownership interests or any warrants, options or other rights to acquire its ownership interests. No Loan Party has violated any applicable securities laws in connection with the offer, sale or issuance of any of its ownership interests.

4.6 Intellectual Property.

(a) As of the Closing Date, Schedule 4.6(a) sets forth a complete list and a description of all material and registered Intellectual Property owned by each Loan Party.

(b) None of the Intellectual Property owned by any Loan Party and used in the operation of its businesses as currently conducted has been derived, in part or in whole, from the Intellectual Property of any other person, other than the Intellectual Property licensed by the Loan Parties from other parties as described in Schedule 4.6(b). All appropriate employees of, and consultants to, each Loan Party have entered into agreements with such Loan Party pursuant to which all Intellectual Property developed by them on behalf of such Loan Party in the course of their relationships with the Loan Parties has been assigned to and belongs solely, without any restrictions or obligations whatsoever, to the Loan Parties. The Loan Parties have taken all reasonable and practical steps (including, without limitation, entering into confidentiality and non-disclosure agreements with all appropriate employees of each Loan Party or consultants, third party developers or any other persons with access to or knowledge of any Loan Party’s material owned Intellectual Property) designed to safeguard and maintain the secrecy and confidentiality of, and proprietary rights in, all of each Loan Party’s material owned Intellectual Property.

(c) Except as disclosed in Schedule 4.6(c), no arm’s length third party has been granted any license other than for non-commercial research purposes, or right to license or to an assignment of (including any right of first refusal or other options to license or acquire), any material Intellectual Property owned by any Loan Party.

(d) Each Loan Party has good and valid title to all material Intellectual Property owned by such Loan Party, free and clear of any and all Liens, other than Permitted Liens. No royalty or other fee is required to be paid by any Loan Party to any other person in respect of the use of any of the owned material Intellectual Property. To the knowledge of the Loan Parties, no employee of any Loan Party is in violation of any term of any non-disclosure, proprietary rights or similar agreement between such employee and any Loan Party. To the knowledge of the Loan Parties, all material technical information developed by and belonging to the Loan Parties which has not been copyrighted or patented has been kept confidential and there are no material restrictions on the ability of any Loan Party to use and exploit all rights in the Intellectual Property required in the ordinary course of such Loan Party’s business.

(e) To the knowledge of the Loan Parties, none of the development, manufacture, marketing, license, sale or use of any product currently sold by any Loan Party or currently under development violates any contract with any person in any material respect or infringes upon any Intellectual Property of any person, nor has any Loan Party received written notice of any such infringement from any third party.

(f) As of the Closing Date, other than as set forth in Schedule 4.6(f), no license or sub-license has been granted or other contract has been entered into with respect to any of the material Intellectual Property owned by any Loan Party.

(g) All maintenance, filing and other fees payable in respect of each Loan Party’s material owned and registered Intellectual Property have been paid by the Loan Parties, on a timely basis, and no Loan Party has not received any notice of default in payment of such fees which is currently outstanding.

(h) The commercialization and the research and development activities of each Loan Party are conducted in compliance with all Laws in each jurisdiction in which the Borrower conducts any of such activities, including, without limitation, any requirements from the FDA and applicable prescribed good manufacturing practices. No Loan Party has received written notice of any violation of any Laws, or any unsatisfactory results of an inspection or audit of its manufacturing facilities or processes conducted by the FDA or other governmental authority, including any corresponding authority for the European Union.

(i) Borrower has obtained all applicable governmental approvals, including the FDA regulatory clearance to conduct clinical trials for its drug candidates in the United States and complies with all such regulatory guidelines.

4.7 No Conflicts. The execution and delivery of this Agreement and the other Loan Documents and the performance by the Loan Parties of their obligations hereunder and thereunder do not and will not contravene, breach or result in any default under the articles or certificate of incorporation, by-laws, articles of association or other organizational documents of any Loan Party, any material agreement or instrument to which any Loan Party is a party or to which any Loan Party is subject, any judgment, decree or order binding any Loan Party or the property or assets of any Loan Party or any Law in any material respect.

4.8 Litigation. There are no actions, suits, arbitrations, administrative hearings or other proceedings pending, or, to the knowledge of each Loan Party, threatened (in writing), against or affecting any Loan Party or any of its property at law or in equity, or before any arbitrator or Governmental Body that, if determined adversely to any Loan Party would be reasonably expected to have a Material Adverse Effect, or which involve the validity or enforceability of any of the Loan Documents. To each Loan Party’s knowledge, no Loan Party is subject to any order, writ, injunction, decree or demand of any court or any governmental authority that, if determined adversely to any Loan Party, would reasonably be expected to have a Material Adverse Effect.

4.9 Financial Statements. The internally prepared financial statements of Borrower dated June 30, 2021, which have been delivered to Lender, are true and correct in all material respects and have been prepared on the basis of GAAP (consistently applied), subject only to the absence of footnotes, and fairly present the financial condition of Borrower as of the date(s) thereof and the statements of income and retained earnings and statements of cash flows present fairly the results of operations and cash flows of Borrower for the periods set forth therein.

4.10 Other Agreements; No Defaults. No Loan Party is a party to any indenture, loan or credit agreement, lease or other agreement or instrument, or subject to any restriction under its articles of incorporation or articles of organization (as applicable) or bylaws or operating agreement (as applicable), that would reasonably be expected to have a Material Adverse Effect. No Loan Party is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument material to its business to which it is a party, including, but not limited to, this Agreement and the other Loan Documents, and, to each Loan Party’s knowledge, no other default or event has occurred and is continuing that with notice or the passage of time or both would constitute a default or event of default under any of same.

4.11 Compliance with Law. Each Loan Party has obtained all material licenses, permits and approvals and authorizations necessary or required in order to conduct its business and affairs as heretofore conducted and as hereafter intended to be conducted. Each Loan Party is in compliance with all laws, regulations, decrees and orders applicable to it (including but not limited to laws, regulations, decrees and orders relating to the environmental, occupational and health standards and controls, antitrust, monopoly, restraint of trade or unfair competition), except to the extent that any noncompliance, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No Loan Party has received any written correspondence or written notice from the FDA or any other federal, state or local authority with regard to any product or the manufacture, processing, packaging or holding thereof, or any comparable written correspondence from any foreign counterpart of the FDA, or any comparable written correspondence from any foreign counterpart of any federal, state or local authority with regard to any product or the manufacture, processing, packing, or holding thereof in each case that would be reasonably expected to have a Material Adverse Effect.

4.12 Taxes. Each Loan Party has filed or caused to be filed all federal and state income tax returns and other material tax returns that are required to be filed (except for returns that have been appropriately extended), and has paid, or will pay, all taxes shown to be due and payable on said returns and all other taxes, impositions, assessments, fees or other charges imposed on it by any Governmental Body, in each case prior to any delinquency with respect thereto (other than taxes, impositions, assessments, fees and charges currently being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved in accordance with GAAP). No tax Liens have been filed against any Loan Party or any of its property.

4.13 Certain Transactions. Except with respect to the Loan and as otherwise set forth on Schedule 4.13, no Loan Party is indebted, directly or indirectly, to any of its shareholders, members, managers, officers or directors or to their respective spouses or children, in any amount whatsoever, and none of said shareholders, members, managers, officers or directors or any members of their immediate families, are indebted to any Loan Party or have any direct or indirect ownership interest in any firm or corporation with which any Loan Party has a business relationship, or any firm or corporation which competes with any Loan Party, except that shareholders, members, managers, officers or directors of any Loan Party may own no more than 4.9% of outstanding stock of publicly traded companies which may compete with any Loan Party. Except as set forth on Schedule 4.13 or as permitted by Section 6.6, no shareholders, members, managers, officers or directors or any member of their immediate families, or any Affiliate of any of the foregoing, is party to any material contract with any Loan Party. No Loan Party is a guarantor or indemnitor of any Indebtedness of any other person, firm, corporation or other legal entity.

4.14 Statements Not False or Misleading. No representation or warranty given as of the date hereof by any Loan Party contained in this Agreement or any schedule attached hereto or any statement in any document, certificate or other instrument furnished or to be furnished by any Loan Party to Lender pursuant hereto, taken as a whole, contains or will (as of the time so furnished) contain any untrue statement of a material fact, or omits or will (as of the time so furnished) omit to state any material fact which is necessary in order to make the statements contained therein not materially misleading (it being recognized by Lender that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

4.15 Margin Regulations. No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds received pursuant to this Agreement will be used to purchase or carry any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

4.16 Material Contracts. Schedule 4.16 is a complete and correct list of all contracts, agreements and other documents as of the date hereof pursuant to which any Loan Party receives revenues in excess of $100,000 per fiscal year or has committed to make expenditures in excess of $100,000 per fiscal year or the breach or termination of which would reasonably be expected to have a Material Adverse Effect. Each such contract, agreement and other document is in full force and effect as of the date hereof.

4.17 Environment. None of the Loan Parties has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against any Loan Parties or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect. None of the Loan Parties has knowledge of any facts which would reasonably be expected to give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect. None of the Loan Parties has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect. All buildings on all real properties now owned, leased or operated by the Loan Parties are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

4.18 Fees/Commissions. No Loan Party has agreed to pay any finder’s fee, commission, origination fee or other fee or charge to any person or entity with respect to the Loan and investment transactions contemplated hereunder.

4.19 ERISA. If a Loan Party has in effect a Plan (as defined below) or Title IV Plan (as defined below), such Loan Party has operated and administered each Plan and Title IV Plan in compliance in all material respects with all applicable laws, including the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended (the “Code”). Neither a prohibited transaction (as defined under ERISA or the Code) nor a breach of fiduciary duty has occurred with respect to any Plan. Each Plan that is intended to be a tax-qualified plan within the meaning of Section 401(a) of the Code is in compliance in all material respects with the applicable requirements of the Code. With respect to any Title IV Plan, neither Loan Parties nor any ERISA Affiliate (as defined below) have incurred a reportable event with respect to any Title IV Plan; no notice of intent to terminate a Title IV Plan has been filed nor has any Title IV Plan been terminated; no circumstances exist which constitute grounds for the Pension Benefit Guaranty Corporation (“PBGC”) to institute proceedings to terminate a Title IV Plan nor has the PBGC instituted any such proceeding or for the appointment by the appropriate United States District Court of a trustee to administer the Plan or Title IV Plan; Loan Parties (as applicable) and each ERISA Affiliate have met all minimum funding requirements for any Title IV Plan and the assets of such plan are not less than the present value of all benefits accrued under such plan as of the most recent valuation date determined on a termination basis under Title IV of ERISA. Neither Loan Parties nor any ERISA Affiliate have completely or partially withdrawn from a multiemployer plan (as defined in ERISA) nor do they have any withdrawal liability with respect to such multiemployer plans. No Loan Party has any liability for post-employment healthcare or life insurance benefits, except for the continuation coverage mandated by Section 4980B of the Code. For purposes of this Agreement, the following terms shall be defined as follows: “Plan” means any employee benefit plan as defined in Section 3(3) of ERISA; “Title IV Plan” means any employee pension benefit plan subject to the provisions of Title IV of ERISA; and “ERISA Affiliate” means any person or entity that was or is required to be treated as a single employer with any Loan Party under section 414 of the Code. Except as set forth on Schedule 4.19, no Loan Party currently has a Plan or Title IV Plan in effect.

4.20 Title to Properties. Each Loan Party has good, indefeasible and insurable title to, or valid leasehold interests in, all of its real properties and has good title to or valid leasehold interests in, or valid rights under contract to use, its other tangible personal property assets used in or reasonably necessary for the conduct of Loan Parties’ business, free and clear of all Liens other than Permitted Liens (as hereinafter defined). Each Loan Party has the full authority to transfer and grant a security interest in the Collateral hereunder free and clear of any Lien, charge, encumbrance or security interest whatsoever, except for the Permitted Liens. Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and all of such material leases are valid and subsisting and no material default by the applicable Loan Party exists under any of them. No Loan Party has fee simple ownership interest in any real property.

4.21 Material Adverse Effect. Since December 31, 2020, no event has occurred which has resulted or which any Loan Party reasonably believes would be expected to result in a Material Adverse Effect.

4.22 Reserved.

4.23 Registration Rights. No Loan Party is under any obligation to register under the Securities Act of 1933, as amended, or the Trust Indenture Act of 1939, as amended, any of its presently outstanding securities or any of its securities that may subsequently be issued.

4.24 Employees. No Loan Party has any labor problems or disputes that have resulted in, or that such Loan Party reasonably believes would be expected to have, a Material Adverse Effect. Each Loan Party is in compliance in all material respects with all applicable laws respecting employment, employment practices, wages and hours, payment for vacation and overtime, and immigration matters.

4.25 Reserved.

4.26 Financial Solvency. No Loan Party is entering into the arrangements contemplated by this Agreement and the other Loan Documents with actual intent to hinder, delay or defraud either present or future creditors. On and as of the date hereof on a pro forma basis after giving effect to the transactions contemplated by the Loan Documents, (i) the Loan Parties taken as a whole are solvent, able to pay their debts (including trade debts) as they mature in the ordinary course of business, have capital sufficient to carry on their business and all businesses in which it is about to engage and (ii) the fair present saleable value of the assets, calculated on a going concern basis, of the Loan Parties, taken as a whole, is in excess of the amount of the liabilities of the Loan Parties.

4.27 Location of Properties, Names, Places of Business. The only jurisdictions in which each Loan Party maintains any tangible personal property or carries on business are as listed in Schedule 4.27. All billings for the supply of goods and services by any Loan Party are made from, and require payment to be made to, the chief executive office of such Loan Party and each such chief executive office is listed on Schedule 4.27. The exact legal name of each Loan Party on its articles of organization as filed with the jurisdiction of its organization is set forth on Schedule 4.27 along with its jurisdiction of organization. Except as set forth on Schedule 4.27, no Loan Party has, during the five years preceding the date of this Agreement, been known as or used any other company, trade or fictitious name, nor acquired all or substantially all of the assets, equity interests or operating units of any person. No Loan Party has, during the five years preceding the date of this Agreement, had a business location at any address other than addresses set forth on Schedule 4.27. Schedule 4.27 sets forth all real property owned or leased by any of the Loan Parties as of the Closing Date.

4.28 Sanctions. (i) No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by any Sanctions Authority, (ii) no Loan Party nor any of its Subsidiaries (A) is a Sanctioned Person or a Sanctioned Entity, (B) has its assets located in Sanctioned Entities, or (C) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, (iii) no proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, (iv) each Loan Party and each of its respective Subsidiaries conducts its businesses in compliance with applicable Anti-Corruption Laws, (v) the operations of each Loan Party and each of its respective Subsidiaries are, and have been, conducted at all times in compliance with applicable Anti-Money Laundering Laws, and (vi) no litigation, regulatory or administrative proceedings of or before any court, tribunal or agency with respect to any Anti-Money Laundering Laws have been started or threatened against any Loan Party or any of its respective Subsidiaries. As used herein, “Sanctions Authority” means the United Nations Security Council, the European Union, OFAC or the governmental institutions and agencies of any other relevant jurisdiction; “Sanctioned Entities” means (1) a country or a government of a country, (2) an agency of the government of a country, (3) an organization directly or indirectly controlled by a country or its government, (4) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by any Sanctions Authority; “Sanctioned Persons” means a person (1) whose name is listed on, or is owned or controlled by a person whose name is listed on, or acting on behalf of a person whose name is listed on, any Sanctions List, (2) that is incorporated under the laws of, or owned or controlled by, or acting on behalf of, a person incorporated under the laws of, a country or territory that is the target of country-wide or territory-wide Sanctions, or (3) that is otherwise the target of sanctions administered and enforced by any Sanctions Authority; “Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list administered and enforced by OFAC, the “Financial Sanctions: Consolidated List of Targets” administered and enforced by HMT, or any similar applicable list administered and enforced by any Sanctions Authority, in each case as amended, supplemented or substituted from time to time; “Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977 and any similar applicable laws or regulations in any jurisdiction in which any Loan Party or any member of its Affiliates is located or doing business that relate to bribery or corruption; and “Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which any Loan Party or any member of its Affiliates is located or doing business that relate to money laundering or financial record keeping and reporting requirements.

4.29 Security Interests. The security interests granted to Lender under Article 3 of this Agreement are validly created, and the Loan Parties have taken, or will take, such actions as are necessary to give Lender a perfected security interest therein in accordance with the terms of the Loan Documents.

4.30 Interrelatedness of Loan Parties. To the extent there is more than one Loan Party, the business operations of each Loan Party are interrelated and complement one another, and such entities, if applicable, have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, liabilities and transactions. To permit their uninterrupted and continuous operations, such entities, if applicable, now require and will from time to time hereafter require funds and credit accommodations for general business purposes. The proceeds of the Loan will directly or indirectly benefit each Loan Party hereunder, severally and jointly, regardless of which Loan Party requests or receives part or all of the proceeds of such advances.

4.31 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of (x) the United States Foreign Corrupt Practices Act of 1977, as amended, or (y) other similar legislation in other relevant jurisdictions.

4.32 Governmental Regulations. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other Law which limits its ability to incur Indebtedness or which otherwise renders all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

Article 5

Affirmative Covenants

Each Loan Party covenants and agrees with Lender as follows:

5.1 Payment of Obligations. Borrower shall pay the indebtedness evidenced by the Notes according to the terms thereof, and Loan Parties shall timely pay or perform, as the case may be, all of the Obligations of Loan Parties to Lender, together with interest thereon, and any extensions, modifications, consolidations and/or renewals thereof and any notes given in payment thereof.

5.2 Financial Statements and Reports. Loan Parties shall furnish to Lender:

(a) as soon as practicable and in any event within 120 days after the end of Borrower’s fiscal year, an unaudited, consolidated balance sheet of Borrower and its Subsidiaries as of the close of such fiscal year, an unaudited, and consolidated statement of operations and shareholders’ or owners’ equity of Borrower and its Subsidiaries as of the close of such fiscal year of Borrower and its Subsidiaries for such fiscal year, prepared in accordance with GAAP, consistently applied and accompanied by a compliance certificate, in the form attached as Exhibit C (the “Compliance Certificate”), executed by the President, Chief Executive Officer or Chief Financial Officer of each Loan Party, stating that to the best knowledge of such officer, no Default or Event of Default has occurred and is continuing (or if an Event of Default has occurred and is continuing, specifying the nature of same, the period of existence of same and the action Borrower proposes to take in connection therewith).

(b) as soon as available and in any event within 45 days after the end of each fiscal quarter (including the fiscal quarter ending December 31 of each year) (i) the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal quarter and the related statements of operations, and shareholders’ or owners’ equity, setting forth in each case comparisons to the annual budget and to the corresponding period in the preceding year, and (ii) a Compliance Certificate of the President, Chief Executive Officer or Chief Financial Officer of each Loan Party, stating that to the best knowledge of such officer, no Default or Event of Default has occurred and is continuing (or if an Event of Default has occurred and is continuing, specifying the nature of same, the period of existence of same and the action Borrower proposes to take in connection therewith);

(c) [reserved]; and

(d) with reasonable promptness, such other financial data, including without limitation, accounts receivable agings, as Lender may reasonably request. Without Lender’s prior written consent, no Loan Party shall materially modify or change any accounting policies or procedures or its financial reporting practices, including such Loan Party’s fiscal year, in effect on the date hereof, unless such modification or amendment is required by a Governmental Body or is recommended by GAAP. Each Loan Party hereby agrees to amend the Loan Documents as needed to preserve the original intent of the parties in the event any such changes to the accounting policies or procedures would have an effect on any calculation required by the Loan Documents.

5.3 Maintenance of Books and Records; Inspection. Each Loan Party shall maintain its books, accounts and records in accordance with GAAP consistently applied, and after reasonable notice from Lender, permit Lender, its officers and employees and any professionals designated by Lender in writing, at such Loan Party’s expense, to visit and inspect any of its properties, company books and financial records, and to discuss its accounts, affairs and finances with such Loan Party or its principal officers during reasonable business hours, all at such times as Lender may reasonably request; provided that Borrower shall not be required to pay for more than one (1) such inspection per fiscal year unless an Event of Default has occurred and is continuing.

5.4 Insurance. Each Loan Party shall maintain and deliver evidence to Lender of such insurance as is reasonably required by Lender, written by insurers, in amounts and with lender’s loss payable, mortgagee, additional insured and other endorsements reasonably satisfactory to Lender. All premiums with respect to such insurance shall be paid by each Loan Party as and when due. Upon the written request of Lender, accurate and complete copies of such policies shall be delivered to Lender. If any Loan Party fails to comply with this Section, Lender may (but shall not be required to) procure such insurance and endorsements insuring the assets of the Loan Parties and pay such premiums as Lender deems advisable. Each Loan Party irrevocably makes, constitutes and appoints Lender as such Loan Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims upon the occurrence and during the continuance of an Event of Default. After deducting all reasonable and out-of-pocket costs and expenses (including reasonable attorney’s fees actually incurred) of Lender, all insurance proceeds shall be applied toward payment of the Obligations; provided that, with the consent of Lender, insurance proceeds may be applied toward replacing or restoring the subject Collateral, in a manner and on terms satisfactory to Lender. Any proceeds applied to the payment of the Obligations shall be applied in the manner set forth in Section 8.4. In no event shall such application relieve such Loan Party from payment in full of all installments of principal and interest under the Notes. Until the Obligations have been fully satisfied and any obligations of Lender to make further advances hereunder have terminated, Lender’s security interest in the Collateral shall continue in full force and effect.

5.5 Taxes and Assessments. Each Loan Party shall (a) file all federal and state income and other material tax returns and appropriate schedules thereto that are required to be filed under applicable law, prior to the date of delinquency, including any permissible extensions, (b) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it upon its income and profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and (c) pay all taxes, assessments and governmental charges or levies that, if unpaid, would reasonably be expected to become a Lien or charge upon any of the Collateral; provided, however, that any Loan Party in good faith may contest any such tax, assessment, governmental charge or levy described in the foregoing clauses (b) and (c) so long as appropriate reserves in accordance with GAAP are maintained with respect thereto.

5.6 Legal Existence. Each Loan Party shall maintain its corporate existence, rights and privileges, and good standing (or equivalent designation) in the jurisdiction of its organization, and its qualification and good standing as a foreign entity in each jurisdiction in which such qualification is necessary pursuant to applicable law (other than, solely with respect to foreign qualifications, such jurisdictions in which the failure to be qualified or in good standing would not reasonably be expected to have a Material Adverse Effect). No Loan Party shall change its jurisdiction of organization.

5.7 Compliance with Law and Agreements. Each Loan Party will maintain its business operations and property owned or used in connection therewith in compliance with (i) in all material respects, all applicable Laws governing such business operations and the use and ownership of such property, and (ii) all agreements, licenses, franchises, indentures, mortgages and deeds of trust to which such Loan Party is party or by which any Loan Party or any of its properties are bound, except in each case of (ii), where failure to do so would not be reasonably expected to cause a Material Adverse Effect. Each Loan Party has all of the governmental approvals necessary for the performance by Loan Parties of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Lender. Loan Parties shall promptly provide copies of any such obtained governmental approvals to Lender upon Lender’s written request therefor.

5.8 Notice of Default. Loan Parties shall give written notice to Lender of the occurrence of any Default or Event of Default under this Agreement or any other Loan Document promptly, and in any event within five (5) Business Days after such Loan Party (or any authorized officer of such Loan Party) obtains actual knowledge thereof, upon the occurrence thereof.

5.9 Notice of Material Events. Loan Parties shall promptly, and in any event within five (5) Business Days after such Person (or any authorized officer of such Person) receives written notice or otherwise obtains actual knowledge thereof, give written notice to Lender of (a) any actions, suits or proceedings, instituted by any persons whomsoever against any Loan Party or affecting any of the assets of such Loan Party wherein the amount at issue exceeds $100,000, (b) any dispute, not resolved within 60 days of the commencement thereof, between any Loan Party on the one hand and any Governmental Body on the other hand, which would reasonably be expected to result in a Material Adverse Effect, (c) receipt by any Loan Party of any adverse determination by the FDA that would reasonably be expected to result in a fine, penalty or similar payment in excess of $100,000 or would reasonably be expected to result in a Material Adverse Effect, (d) receipt by any Loan Party of any written correspondence by any Governmental Body alleging material non-compliance with applicable Laws, and (e) any Loan Party becoming subject to any written complaint filed with or submitted to any Governmental Body having jurisdiction over such Loan Party or filed with or submitted to such Loan Party pursuant to their policies relating to the filing or submissions of such types of complaints, from employees, independent contractors, vendors, physicians, or any other Person that would indicate that such Loan Party has violated any Law in any material respect.

5.10 Conduct of Business; Name; Location. Each Loan Party will continue to engage in a business of the same general type and manner as conducted by it on the date of this Agreement. Without Lender’s prior written consent (which consent will not be unreasonably withheld), no Loan Party shall modify or change any terms or conditions of any material contracts and/or agreements to which Loan Party is a party on the date hereof in any manner that would reasonably be expected to have a Material Adverse Effect. Without 30 days’ prior written notice to Lender, no Loan Party shall change its legal name, location of any Collateral or chief executive office. In the event any Loan Party makes a change of its legal name, location of any Collateral or chief executive office, such Loan Party authorizes Lender to file such financing statements and amendments or continuations thereof and any other documents that Lender may deem appropriate to evidence, continue, and/or perfect any security interest in or pledge of Collateral securing the Loans.

5.11 ERISA Plans. If any Loan Party has in effect, or hereafter institutes, a Plan or Title IV Plan, then the following warranties and covenants shall be applicable during such period as to any such Plan or Title IV Plan that shall be in effect: (a) each Loan Party hereby covenants that throughout the existence of the Plan or Title IV Plan, such Loan Party’s contributions under the Plan or Title IV Plan will meet the minimum funding standards required by ERISA and such Loan Party will not institute a distress termination of the Plan or Title IV Plan; and (b) each Loan Party covenants that it will send to Lender a copy of any notice of a reportable event (as defined in ERISA) required by ERISA to be filed with respect to the Plan or Title IV Plan with the Labor Department or PBGC, at the time that such notice is so filed.

5.12 Environment. Each Loan Party shall be and remain in compliance in all material respects with the provisions of all applicable Environmental Laws; promptly notify Lender of any written notice of a hazardous discharge or environmental complaint received from any Governmental Body or any other party; notify Lender immediately of any hazardous discharge from or affecting its premises; immediately contain and remove the same, in material compliance with all applicable laws; timely pay any fine or penalty assessed in connection therewith; permit Lender to inspect the premises and to inspect all books, correspondence, and records pertaining to any such condition or complaint; and at Lender’s request, and at such Loan Party’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to Lender, and such other and further assurances reasonably satisfactory to Lender that the condition has been corrected.

5.13 Protection of Intellectual Property Rights.

(a) Each Loan Party shall (i) protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise Lender in writing of material infringements or any other event that would reasonably be expected to materially and adversely affect the value of its Intellectual Property; and (iii) not allow any owned Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Lender’s written consent.

(b) If any Loan Party (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall provide prompt written notice thereof to Lender and the Loan Parties shall execute such intellectual property security agreements and other documents and take such other actions as Lender may request in its commercially reasonable discretion to perfect and maintain a first priority perfected security interest in favor of Lender in such property, and the Loan Party shall record such intellectual property security agreement with the United States Patent and Trademark Office promptly upon Lender’s request therefor. If any Loan Party intends to register any Copyrights or mask works in the United States Copyright Office, the Loan Parties shall: (x) provide Lender with prompt written notice of such Loan Party’s registration of such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) if requested by Lender, execute an intellectual property security agreement and such other documents and take such other actions as Lender may request in its reasonable discretion to perfect and maintain a first priority perfected security interest in favor of Lender in such Copyrights or mask works; and (z) record such intellectual property security agreement with the United States Copyright Office promptly upon Lender’s request therefor. Each Loan Party shall promptly provide to Lender copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement required for Lender to perfect and maintain a first priority perfected security interest in such property.

(c) Provide written notice to Lender within ten (10) days of entering or becoming bound by any material Patent License, Trademark License or Copyright License with respect to which any Loan Party is the licensee (a) that prohibits or otherwise restricts any Loan Party from granting a security interest in, or a fixed or floating charge over, such Loan Party’s interest in such Patent License, Trademark License or Copyright License, or (b) for which a default under or termination of would reasonably be expected to interfere with Lender’s right to sell any Collateral (each such agreement a “Restricted License”) (other than off-the-shelf or click-wrap software that is commercially available to the public). Each Loan Party shall take such steps as Lender reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Lender to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Lender to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Lender’s rights and remedies under this Agreement and the other Loan Documents; provided that, with respect to Patent Licenses, Trademark Licenses or Copyright Licenses pursuant to collaborations or other strategic transactions with third parties in the ordinary course of business, Lender shall agree to customary non-disturbance terms.

5.14 Further Assurances; Power of Attorney. Upon the request of Lender, each Loan Party shall execute any and all documents which are deemed by Lender from time to time to be reasonably necessary or desirable in perfecting the security interests granted herein or otherwise effectuating the transactions contemplated herein. Each Loan Party hereby constitutes Lender or its designee, as its attorney-in-fact with power, upon the occurrence and during the continuance of an Event of Default, to endorse its name upon any notes, acceptances, checks, drafts, money orders, or other evidences of payment or Collateral that may come into either its or Lender’s possession; to sign its name on any invoice or bill of lading relating to any of the accounts receivable, drafts against customers, assignments and verifications of accounts receivable and notices to customers; to send verifications of accounts receivable; and to execute any of the documents in order to perfect and/or maintain the security interests and liens granted herein by it to Lender. This power being coupled with an interest is irrevocable until all of the Obligations are paid in full and any and all promissory notes executed in connection therewith are terminated and satisfied.

Article 6

Negative Covenants

6.1 Dividends, Distributions, etc. Without the prior written consent of Lender, no Loan Party shall (a) declare or pay (directly or indirectly) any dividend or distribution of any kind, (b) purchase, redeem, retire or otherwise acquire for value any shares of such stock, (c) make any distribution of any kind in cash or property in respect thereof, (d) make any return of capital of shareholders or members, (e) make any payments in cash or property in respect of any stock options, stock bonus or similar plan, or (f) grant any preemptive rights with respect to the capital stock or membership interest, as applicable, of any Loan Party; provided, however, that (i) as long as a Loan Party is included as a member of a consolidated group of companies filing consolidated tax returns for income tax purposes, such Loan Party shall be permitted to make distributions to Borrower in an amount equal to the tax liability that such group incurs as a result of including such Loan Party in such group, and (ii) as long as no Event of Default has occurred and is continuing, the Loan Parties may repurchase securities from former employees, officers, directors, consultants or other persons who performed services for a Loan Party in connection with the cessation of such employment or service, pursuant to agreements under which such Loan Party has the option to repurchase such shares upon the occurrence of such events.

6.2 Guaranties; Loans. Except to the extent constituting Permitted Debt, without the prior written consent of Lender, no Loan Party shall guarantee nor be liable in any manner, whether directly or indirectly, or be contingently liable in connection with the obligations or Indebtedness of any person or entity whatsoever, except for the endorsement of negotiable instruments payable to any Loan Party for deposit or collection in the ordinary course of business. Without the prior written consent of Lender, no Loan Party shall make any loan, advance or extension of credit to any person.

6.3 Debt. Without the prior written consent of Lender, no Loan Party shall create, incur, assume or suffer to exist Indebtedness of any description whatsoever, excluding the following permitted Indebtedness (“Permitted Debt”):

(a) the indebtedness evidenced by the Notes;

(b) the endorsement of negotiable instruments payable to any Loan Party for deposit or collection in the ordinary course of business;

(c) any loan, advance or extension of credit by and between Loan Parties;

(d) the Indebtedness listed on Schedule 6.3 and any refinancings, refundings, renewals or extensions thereof (without shortening the maturity thereof, increasing the principal amount thereof or increasing the rate of interest thereon);

(e) Indebtedness consisting of financing of insurance premiums in the ordinary course of business;

(f) (i) obligations (contingent or otherwise) of the Loan Parties existing or arising in connection with endorsement of instruments for deposit in the ordinary course of business and (ii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within 30 days of incurrence; and

(g) additional unsecured Indebtedness of the Loan parties in an aggregate principal amount not to exceed $50,000 at any one time outstanding.

6.4 No Liens. Without the prior written consent of Lender, no Loan Party shall create, incur, assume or suffer to exist any Lien, security interest, security title, mortgage, deed of trust or other encumbrance upon or with respect to any of its assets, now owned or hereafter acquired, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens (as defined below), or enter into any agreement, document, instrument or other arrangement (except with or in favor of Lender) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as otherwise permitted in Section 7.1 hereof and except the following permitted liens (the “Permitted Liens”):

(a) Liens in favor of Lender;

(b) Liens for taxes or assessments or other governmental charges or levies if not yet due and payable or are being contested in good faith by appropriate proceedings, for which appropriate amounts have been reserved in accordance with GAAP and so long as levy and execution thereon have been stayed and continue to be stayed;

(c) Liens made or incurred in the ordinary course of business to secure the performance of bids, tenders, contracts (other than for the borrowing of money), leases, statutory obligations or surety and performance bonds;

(d) Liens described on Schedule 6.4; provided, that to qualify as a Permitted Lien, any such lien described on Schedule 6.4 shall only secure the Indebtedness that it secures on the Closing Date;

(e) any interest or title of a lessor, sublessor, licensor or sublicensor under any lease or license entered into by the Borrower or any other Subsidiary in the ordinary course of its business in accordance with the terms of this Agreement and covering only the assets so leased or licensed;

(f) judgment Liens that do not constitute an Event of Default under Section 8.1(j) of this Agreement; and

(g) Liens in favor of collecting banks arising under Section 4-210 of the UCC or 4-208 of the UCC and customary rights of setoff, revocation, refund or chargeback under deposit agreements or under the UCC.

6.5 Mergers, Consolidations, Acquisitions and Sales.

(a) Without the prior written consent of Lender, no Loan Party shall (i) be a party to any merger, acquisition, consolidation or reorganization, in each case except for Permitted Acquisitions, (ii) purchase or otherwise acquire all or substantially all of the assets or equity interest of, or any partnership or joint venture, limited liability company or other equity interest in, any other person, firm or entity, in each case except for Permitted Acquisitions, (iii) sell, transfer, convey, lease or otherwise dispose of all or any of its assets or any interest therein (other than in accordance with the ROFR Agreement, the processing and sale of Borrower’s inventory in the regular course of business and the sale of worn out or obsolete equipment), nor (iv) convey any of its assets to any Subsidiary that is not a Loan Party.

(b) In the event any Loan Party shall form or acquire a new Subsidiary, Loan Parties shall cause such Subsidiary to promptly (and in any event within 30 days of such formation or acquisition) execute and deliver to Lender (a) a Guaranty Agreement in favor of Lender, (b) a joinder agreement to this Agreement as a Guarantor and Loan Party, and (c) such other documents, opinions, certificates and other documents as Lender reasonably deems appropriate and take such other action (including, without limitation, authorizing the filing of such UCC financing statements and delivering certificates in respect of the equity interests of such Subsidiary) as shall be necessary or appropriate to establish, create, preserve, protect and perfect a first priority Lien (subject only to Permitted Liens) in favor of Lender on substantially all assets, both real and personal, in which such new Subsidiary has or may thereafter acquire any interest, as contemplated herein or in the other Loan Documents.

6.6 Transactions with Affiliates. No Loan Party shall enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except (i) in the ordinary course of and pursuant to the reasonable requirements of any Loan Party’s business and upon fair and reasonable terms no less favorable to such Loan Party than it would obtain in a comparable arm’s-length transaction with a person not an Affiliate or (ii) reasonable salaries and other reasonable director or employee compensation (including the issuance of equity interests of Borrower) and reasonable fees, indemnities and reimbursement of expenses to employees, consultants, officers and directors of the Borrower and its Subsidiaries, in each case in the ordinary course of business.

6.7 Subordinated Debt. No Loan Party shall (a) make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof, provide for earlier or greater principal, interest, or other payments thereon, or adversely affect the subordination thereof to the Obligations, except as expressly permitted by the subordination, intercreditor or other similar agreement to which such Subordinated Debt is subject.

6.8 Reserved.

6.9 Reserved.

6.10 Compliance. No Loan Party shall become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Loan for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail or permit any Subsidiary to fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to have a Material Adverse Effect; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which would reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

6.11 Anti-Terrorism. Neither Loan Parties nor any of their Subsidiaries shall engage in any dealings or transactions prohibited by Section 2 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001)), or be otherwise, to the knowledge of Loan Parties, associated with any such person in any manner violative of such Section 2 of such executive order.

6.12 Reserved.

6.13 Issuance of Membership Interests. No Loan Party shall, without the prior written consent of Lender, issue any Disqualified Stock. “Disqualified Stock” means any equity interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other equity interest (which would not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, (b) is convertible or exchangeable for Debt or other equity interests that would constitute Disqualified Stock, (c) is redeemable for any consideration other than other equity interest (which would not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loan and all other Obligations and the termination of Lender’s commitment to lend, or (d) provides for scheduled payment of dividends in cash; provided, however, that if such equity interests are issued to any employee or to any plan for the benefit of employees of any Loan Party or by any such plan to such employees, such equity interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by a Loan Party in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

6.14 Negative Pledge, Intellectual Property.

(a) Except pursuant to clause (a) of Section 6.4, no Loan Party shall create, incur, assume or suffer to exist any Lien on any of its Intellectual Property whether now owned or hereafter acquired or created and wherever located or any income, profits or proceeds therefrom, or file or consent to the filing or recording of any security agreement, financing statement or other notice of any Lien with respect to any Intellectual Property or the income, profits or proceeds therefrom.

(b) No Loan Party shall enter into any agreement with any party (other than this Agreement and the other Loan Documents) that limits the ability of any Loan Party to create, incur, assume or suffer to exist Liens on Intellectual Property whether now owned or hereafter acquired or created or any income, profits or proceeds therefrom.

Article 7

Conditions to Closing

7.1 Funding Term Loan. The obligation of Lender to fund the Loan is subject to the fulfillment, on or prior to the date hereof (the “Closing Date”), of each of the following conditions precedent:

(a) Loan Parties shall have performed and complied in all material respects with all of the covenants, agreements, obligations and conditions required by this Agreement.

(b) Lender shall have received:

(i) this Agreement, the Notes and the other Loan Documents, in each case, as executed and delivered by each Person that is a party thereto.

(ii) evidence satisfactory to Lender that the insurance policies and endorsements required by Section 5.4 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Lender;

(iii) the governing documents of the Loan Parties, executed by the applicable Loan Party and the members identified therein, each in form and substance satisfactory to Lender and with such amendments as are necessary to give effect to the transactions contemplated by this Agreement, and copies of the publicly filed organizational documents of each Loan Party, certified by the Secretary of State or other appropriate public official in the jurisdiction in which such Loan Party is organized;

(iv) copies of all company action taken by each Loan Party, including resolutions of its board of directors or similar governing body and shareholders of the Borrower if necessary, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents;

(v) with respect to each Loan Party, (i) a good standing certificate of each Loan Party certified by the Secretary of State of Delaware and (ii) a good standing/foreign qualification certificate of each Loan Party certified by the Secretary of State (or equivalent agency) of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, in the case of (i) and (ii), each as of a date no earlier than thirty (30) days prior to the Closing Date;

(vi) [reserved];

(vii) a certificate of an officer of each Loan Party with respect to its operating documents, incumbency and resolutions authorizing the execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(viii) satisfactory pay-off letters for all existing Indebtedness to be repaid from the proceeds of the Loan, confirming that all liens upon any of the property of the Loan Parties will be terminated concurrently with such payment and authorizing Lender to file terminations of any financing statements or other evidence of the liens granted thereunder;

(ix) legal opinions of Borrower’s outside counsel, dated as of the Closing Date, in form and substance satisfactory to Lender;

(x) certified copies, dated as of a recent date, of such Lien searches as Lender may request, accompanied by written evidence (including any UCC termination statements and other Lien releases) that the Liens indicated in any such financing statements or other filings either constitute Permitted Liens or have been or, in connection with the Loan, will be terminated or released;

(xi) asset appraisals, third party acquisition proposals, license reviews, valuations, intellectual property reviews, individual background checks on management, insurance, and other due diligence analysis performed with respect to the Loan Parties, as well as other financial, legal, and accounting information related to, or impacting, the Loan Parties, in each case satisfactory to Lender; and

(xii) such other agreements, documents and consents as Lender may require.

(c) the representations and warranties in this Agreement shall be true, accurate and complete in all material respects on the funding date of the Loan; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Loan.

(d) Lender determines to its satisfaction that there has not been any material adverse change in (i) the financial and capital markets; (ii) the Borrower’s business including the status of any intellectual property challenges and litigation, the ability of the Loan Parties or their Subsidiaries to perform their respective obligations under the loan documents, financial performance, operations, prospects, or condition of the assets of the Loan Parties; and (iii) the ability of the Lender to enforce the loan documents.

(e) Lender shall have completed its business, legal, financial, and collateral due diligence.

(f) Loan Parties shall have paid all expenses of Lender incurred in connection with the transactions evidenced by this Agreement and the other Loan Documents.

(g) On the Closing Date, Lender shall be the Borrower’s sole senior secured creditor.

(h) All legal structures of the Loan Parties and the transactions contemplated herein shall be acceptable to Lender; and Lender shall be satisfied with the nature and status of all securities, labor, tax, litigation, environmental, reimbursement and FDA matters and other matters involving or affecting the Loan Parties.

Article 8

Default and Remedies

8.1 Events of Default. The occurrence of any of the following shall constitute an Event of Default hereunder:

(a) Default in the payment of the principal on the indebtedness evidenced by the Notes in accordance with the terms of the Notes;

(b) Default in the payment of interest on the indebtedness evidenced by the Notes in accordance with the terms of the Notes, and, except with respect to the payment due on the Maturity Date (which shall be an immediate Event of Default), such non-payment continues for three (3) Business Days after any such interest becomes due;

(c) Any misrepresentation by any Loan Party or any guarantor of the Loan as to any material matter hereunder or under any of the other Loan Documents, or delivery by any Loan Party of any schedule, statement, resolution, report, certificate, notice or writing to Lender that is untrue in any material respect on the date as of which the facts set forth therein are stated or certified;

(d) Failure of any Loan Party or any other guarantor of the Loan to perform any of its obligations, covenants or agreements or violates any covenant under (i) any of Sections 5.2, 5.3, 5.4, 5.6 (solely with respect to corporate existence), 5.8, 5.9, 5.13 or Article 6, or (ii) any other terms under this Agreement, the Notes or any of the other Loan Documents and, in the case of this clause (ii), such failure or violation continues for a period of thirty (30) days after the occurrence thereof, provided, however, that if the default cannot by its nature be cured within the thirty (30) day period or cannot after diligent attempts by the Loan Parties be cured within such thirty (30) day period, and such default is likely to be cured within a reasonable time, then the Loan Parties shall have an additional period (which shall not in any case exceed forty-five (45) days, unless otherwise agreed upon between the Loan Parties and Lender in writing) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default;

(e) The occurrence of any event or circumstances occurs that causes or could reasonably be expected to cause a Material Adverse Effect, as determined by Lender in its reasonable discretion;

(f) Any Loan Party (i) shall generally not pay or shall be unable to pay its debts as such debts become due, or (ii) shall make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or (iii) shall commence any Insolvency Proceeding, or (iv) shall have had any such petition or application filed or any Insolvency Proceeding commenced against it that is not dismissed within 60 days, or (v) shall indicate, by any act or intentional and purposeful omission, its consent to, approval of or acquiescence in any such petition, application, Insolvency Proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or (vi) shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 60 days or more;

(g) Any Loan Party shall be liquidated, dissolved, partitioned or terminated, or the charter or articles of incorporation or organization thereof shall expire or be revoked;

(h) Any Loan Party shall have defaulted and continue to be in default (a) in the timely payment of any other Indebtedness or obligation in accordance with its terms (including any notice or cure periods applicable thereto), which in the aggregate exceeds $100,000, or (b) in the timely performance of any covenant relating to any other Indebtedness or obligation, which in the aggregate exceeds $100,000, the effect of which default is to cause any or all of such Indebtedness or obligation to become due and payable in accordance with its terms prior to its stated maturity date, whether by declaration or otherwise;

(i) Any of the following events shall occur: (i) at any time, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of fifty percent (50.0%) or more of the ordinary voting power for the election of directors of Borrower (determined on a fully diluted basis); (ii) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of Borrower cease to be composed of individuals (A) who were members of that board or equivalent governing body on the first day of such period, (B) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (C) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or (iii) at any time, Borrower shall cease to own and control, of record and beneficially, directly or indirectly, one hundred percent (100.0%) of each class of outstanding equity interests of any of its Subsidiaries free and clear of all Liens (except Liens created by the Loan Documents);

(j) One or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $100,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage) has been entered into against any Loan Party and (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(k) Any of (i) the service of process seeking to attach, by trustee or similar process, any funds of any Loan Party or of any entity under the control of any Loan Party (including a Subsidiary), (ii) a notice of lien or levy is filed against any of any Loan Party’s assets by any Governmental Body, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); (iii) any material portion of any Loan Party’s assets is attached, seized, levied on, or comes into receiver, or (iv) any court order enjoins, restrains, or prevents any Loan Party from conducting all or any material part of its business;

(l) Any document, instrument, or agreement evidencing the subordinated status of any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement or any applicable subordination or intercreditor agreement;

(m) Any governmental approval (including DEA and FDA) and/or clearance for any drug candidates or any future products of any Loan Party that are FDA approved shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Body that designates a hearing with respect to any applications for renewal of any of such governmental approval or that would reasonably be expected to result in the Governmental Body taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) cause, or would reasonably be expected to cause, a Material Adverse Effect, or (ii) adversely affects the legal qualifications of any Loan Party or any of its Subsidiaries to hold such governmental approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal would reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any governmental approval in any other jurisdiction; or

(n) The validity or enforceability of any Loan Document shall at any time for any reason be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any governmental authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document.

8.2 Acceleration of Maturity; Remedies. Upon (i) the occurrence of any Event of Default described in subsection 8.1(f), the Obligations as well as any and all other Indebtedness of any Loan Party to Lender shall be immediately due and payable in full; and (ii) the occurrence of, and during the continuance of, any other Event of Default described above, Lender at any time thereafter may accelerate the maturity of the indebtedness evidenced by the Notes as well as any and all other Indebtedness of any Loan Party to Lender; in each case without notice of any kind. Upon the occurrence of any such Event of Default and the acceleration of the maturity of the indebtedness evidenced by the Notes:

(a) Lender shall be immediately entitled to exercise any and all rights and remedies possessed by Lender pursuant to the terms of the Notes and all of the other Loan Documents.

(b) Lender shall have any and all other rights and remedies that Lender may now or hereafter possess at law, in equity or by statute, including realization of securities.

8.3 Remedies Cumulative; No Waiver. No right, power or remedy conferred upon or reserved to Lender by this Agreement or any of the other Loan Documents is intended to be exclusive of any other right, power or remedy, but each and every such right, power and remedy shall be cumulative and concurrent and shall be in addition to any other right, power and remedy given hereunder, under any of the other Loan Documents or now or hereafter existing at law, in equity or by statute. No delay or omission by Lender to exercise any right, power or remedy accruing upon the occurrence of any Event of Default shall exhaust or impair any such right, power or remedy or shall be construed to be a waiver of any such Event of Default or an acquiescence therein, and every right, power and remedy given by this Agreement and the other Loan Documents to Lender may be exercised from time to time and as often as may be deemed expedient by Lender.

8.4 Proceeds of Remedies. Any or all proceeds resulting from the exercise of any or all of the foregoing remedies shall be applied as set forth in the Loan Document(s) providing the remedy or remedies exercised, if none is specified, or if the remedy is provided by this Agreement, then as follows:

First, to the costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, incurred by Lender in connection with the exercise of its remedies;

Second, to the expenses of curing the default that has occurred, in the event that Lender elects, in its sole discretion, to cure the default that has occurred;

Third, to the payment of the Obligations, including, but not limited to, the payment of the principal of and interest on the indebtedness evidenced by the Notes, in such order of priority as Lender shall determine in its sole discretion; and

Fourth, the remainder, if any, to the applicable Loan Party or to any other person lawfully thereunto entitled.

Article 9

Reserved

Article 10

Pro Rata Treatment

10.1 Pro Rata Treatment. If at any time there are two or more holders of Notes and any such holder (a “Benefited Lender”) shall at any time receive any payment under such Benefited Lender’s Note(s) (whether by set-off, exercise of subrogation rights, exercise of guaranty rights, or otherwise) in a greater proportion than its ratable share, such Benefited Lender shall deliver such excess payment ratably to the other holders of Notes and thereafter shall be deemed to have purchased for cash from such other holders such participations in the other holders’ Notes as shall be necessary to cause the Benefited Lender to share excess payment ratably with the other holders; provided, however, that if all or any portion of such excess payment is thereafter recovered from the Benefited Lender, such purchase shall be rescinded, and the excess payment returned to the Benefited Lender to the extent of such recovery, but without interest. Lender agrees that each holder so purchasing a participation in another holder’s Note(s) may, to the fullest extent permitted by law, exercise all rights of payment (including, but not limited to, rights of set-off, subrogation or guaranty) with respect to such participation so purchased as if such holder were the direct creditor of Lender in the amount of such participation.

Article 11

Termination

11.1 Termination of This Agreement. This Agreement shall remain in full force and effect until the payment in full by Borrower of the Obligations, at which time Lender shall cancel the Notes and deliver them to Borrower; provided, however, that the indemnities provided in Section 12.16 shall survive the termination of this Agreement. Notwithstanding anything to the contrary herein, the liability of each Loan Party hereunder shall be reinstated and revised, and the rights of Lender shall continue, with respect to any amount at any time paid by or on behalf of any Loan Party on account of this Agreement or the other Loan Documents which Lender shall restore or return by reason of the bankruptcy, insolvency or reorganization of any Loan Party or for any other reasons, all as though such amount had not been paid.

Article 12

Miscellaneous

12.1 Performance by Lender. Upon an Event of Default and the continuance thereof, Lender may cure the same, and all payments made or costs or expenses incurred by Lender in connection therewith (including, but not limited to, reasonable attorneys’ fees), with interest thereon at the rate provided in this Agreement, shall be immediately repaid to Lender by Borrower and shall constitute a part of the Obligations. Lender shall be the sole judge of the necessity for any such actions and of the amounts to be paid.

12.2 Successors and Assigns Included in Parties. Whenever in this Agreement one of the parties hereto is named or referred to, the heirs, legal representatives, successors, successors-in-title and assigns of such parties shall be included in such name or reference, and all covenants and agreements contained in this Agreement by or on behalf of any Loan Party or by or on behalf of Lender shall bind and inure to the benefit of their respective heirs, legal representatives, successors-in-title and assigns, whether so expressed or not.

12.3 Costs and Expenses. Loan Parties agree to pay all reasonable and out-of-pocket costs and expenses incurred by Lender in connection with the making of the Loan, including but not limited to filing fees, recording taxes and reasonable attorneys’ fees, promptly upon demand of Lender. Loan Parties further agree to pay all premiums for insurance required to be maintained by Loan Parties pursuant to the terms of the Loan Documents and all of the reasonable and out-of-pocket costs and expenses incurred by Lender in connection with the administration or collection of the Loan (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings), preparation, amendment or enforcement of the Loan Documents, or prepayment of the Loan, including but not limited to reasonable attorneys’ fees, promptly upon (and in any event within five (5) Business Days after) demand of Lender. Loan Parties will pay all out-of-pocket costs of filing of financing, continuation and termination statements with respect to the security interests created hereby.

12.4 Assignment. The Notes, this Agreement and the other Loan Documents may be endorsed, assigned and/or transferred in whole or in part by Lender without the consent of Borrower; provided, however, that no such endorsement, assignment or transfer may be made to any Loan Party or any Affiliate of any Loan Party, and the assignor shall deliver to Borrower such assignee’s agreement in writing to assume such assignor’s obligations hereunder. Any such holder and/or assignee of the same shall succeed to and be possessed of the rights and powers of Lender under all of the same to the extent transferred and assigned. Lender may grant participations in all or any portion of its interest in the indebtedness evidenced by the Notes, and in such event each Loan Party shall continue to make payments due under the Loan Documents to Lender and Lender shall have the sole responsibility of allocating and forwarding such payments in the appropriate manner and amounts. No Loan Party shall assign any of its rights nor delegate any of its duties hereunder or under any of the other Loan Documents without the prior written consent of Lender.

12.5 Time of the Essence. Time is of the essence with respect to each and every covenant, agreement and obligation of each Loan Party hereunder and under all of the other Loan Documents.

12.6 Severability. If any provision(s) of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

12.7 Interest and Loan Charges Not to Exceed Maximum Allowed by Law. Anything in this Agreement, the Notes or any of the other Loan Documents to the contrary notwithstanding, in no event whatsoever, whether by reason of advancement of proceeds of the Loan, acceleration of the maturity of the unpaid balance of the Loan or otherwise, shall the interest and other charges agreed to be paid to Lender for the use of the money advanced or to be advanced hereunder exceed the maximum amounts collectible under applicable laws in effect from time to time. It is understood and agreed by the parties that, if for any reason whatsoever the interest or loan charges paid or contracted to be paid by any Loan Party in respect of the indebtedness evidenced by the Notes shall exceed the maximum amounts collectible under applicable laws in effect from time to time, then ipso facto, the obligation to pay such interest and/or loan charges shall be reduced to the maximum amounts collectible under applicable laws in effect from time to time, and any amounts collected by Lender that exceed such maximum amounts shall be applied to the reduction of the principal balance of the indebtedness evidenced by the Notes and/or refunded to such Loan Party so that at no time shall the interest or loan charges paid or payable in respect of the indebtedness evidenced by the Notes exceed the maximum amounts permitted from time to time by applicable law.

12.8 Article and Section Headings. Numbered and titled article and section headings and defined terms are for convenience only and shall not be construed as amplifying or limiting any of the provisions of this Agreement.

12.9 Notices. Any and all notices, elections or demands permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, election or demand and shall be delivered personally, or sent by certified mail or overnight via nationally recognized courier service (such as Federal Express), to the other party at the address set forth below, or at such other address as may be supplied in writing and of which receipt has been acknowledged in writing. The date of personal delivery or two (2) Business Days after the date of mailing (or the next business day after delivery to such courier service), as the case may be, shall be the date of such notice, election or demand. Lender or Borrower may, in its reasonable discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and internet or intranet websites) pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. For the purposes of this Agreement:

The address of Lender is:	Harrow Health, Inc.
102 Woodmont Blvd., Suite 610
Nashville, TN 37205
Attention: Andrew R. Boll
Email:

with a copy to:	Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Attention: Elle McCulty
Email:

The Address of Loan Parties is:	Melt Pharmaceuticals, Inc.
102 Woodmont Blvd., Suite 610
Nashville, TN 37205
Attention: Larry Dillaha
Email:

with a copy to:	Bass, Berry & Sims PLC
150 Third Ave. S., Suite 2800
Nashville, Tennessee 37201
Attention: Katie D. Day
Email:

12.10 Public Disclosure. Neither Lender nor Loan Parties shall make any public announcement regarding the existence of this Agreement, and the transactions contemplated hereby, without the other party’s prior written consent, which consent may be withheld in the sole discretion of such party.

12.11 Entire Agreement. This Agreement and the other written agreements between Loan Parties and Lender represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein; provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Obligations, the provision of this Agreement shall control. The execution and delivery of this Agreement and the other Loan Documents by Loan Parties were not based upon any fact or material provided by Lender, nor was any Loan Party induced or influenced to enter into this Agreement or the other Loan Documents by any representation, statement, analysis or promise by Lender.

12.12 Governing Law and Amendments. This Agreement shall be construed and enforced under the laws of the State of Delaware applicable to contracts to be wholly performed in such State. No amendment, modification, termination or waiver of any provision of any Loan Document to which any Loan Party is a party, nor consent to any departure by any Loan Party from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by Lender; provided, however, that it is understood that the terms of the Notes may only be modified by the written consent of Lender and the Loan Parties.

12.13 Survival of Representations and Warranties. All representations and warranties contained herein or in any of the Loan Documents made by or furnished on behalf of Borrower in connection herewith or in any Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents.

12.14 Counterparts. This Agreement may be executed in any number of counterparts and by different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

12.15 Construction and Interpretation. Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself or through its agent prepared the same, it being agreed that each Loan Party, Lender and their respective agents have participated in the preparation hereof.

12.16 General Indemnification. Each Loan Party agrees to indemnify, defend and hold Lender and its Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of Lender and its Affiliates (each, an “Indemnified Person”) harmless against: all losses, claims, damages, liabilities and related expenses (including cost and expenses of the type described in Section 12.3 and the reasonable fees, charges and disbursements of any counsel for any Indemnified Person) (collectively, “Claims”) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Loan Party or any of their Subsidiaries, or any environmental liability related in any way to any Loan Party or any of their Subsidiaries, or (iv) any actual or reasonably likely prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower, and regardless of whether any Indemnified Person is a party thereto; provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Person. All amounts due under this Section 12.16 shall be payable promptly after demand therefor.

12.17 Standard of Care; Limitation of Damages. Lender shall be liable to Loan Parties only for matters arising from this Agreement or otherwise related to the Obligations resulting from Lender’s gross negligence or willful misconduct, and liability for all other matters is hereby waived. To the fullest extent permitted by Applicable Law, Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) or any loss of profits arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan, or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

12.18 Consent to Jurisdiction; Exclusive Venue. Each Loan Party hereby irrevocably consents to the jurisdiction of the United States District Court for the District of Delaware and of all Delaware state courts sitting in New Castle County, Delaware, for the purpose of any litigation to which Lender may be a party and which concerns this Agreement or the Obligations. It is further agreed that venue for any such action shall lie exclusively with courts sitting in New Castle County, Delaware, unless Lender agrees to the contrary in writing.

12.19 Waiver of Trial by Jury. lender and Loan Parties hereby knowingly and voluntarily with the benefit of counsel waive trial by jury in any actions, proceedings, claims or counter-claims, whether in contract or tort or otherwise, at law or in equity, arising out of or in any way relating to this Agreement or the Loan Documents.

12.20 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

[Signatures begin on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, or have caused this Agreement to be executed by their duly authorized officers, as of the day and year first above written.

Lender:

HARROW HEALTH, INC.

By:	/s/ Andrew R. Boll
Name:	Andrew R. Boll
Title:	Chief Financial Officer

[Signatures continue on next page]

Signature Page	Loan and Security Agreement

Loan Parties:

MELT PHARMACEUTICALS, INC.

By:	/s/ Larry Dillaha
Name:	Larry Dillaha
Title:	Chief Executive Officer

Signature Page	Loan and Security Agreement

Index of Exhibits and Schedules

The schedules to this Agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that Harrow may request confidential treatment of omitted items.

Exhibit A – Defined Terms

Exhibit B – Form of Compliance Certificate

Schedule 3.4 – Collateral Accounts

Schedule 4.2 – Subsidiaries

Schedule 4.5 – Capitalization Table

Schedule 4.6(a) – Intellectual Property

Schedule 4.6(b) – Intellectual Property

Schedule 4.6(c) – Intellectual Property

Schedule 4.6(f) – Intellectual Property

Schedule 4.13 – Certain Transactions

Schedule 4.16 – Material Contracts

Schedule 4.19 – ERISA Plans

Schedule 4.27 – Location of Properties; Names; Places of Business

Schedule 6.3 – Indebtedness

Schedule 6.4 – Liens

Exhibit A

Defined Terms

“Acquisition” means any transaction, or any series of related transactions, by which any Person, directly or indirectly acquires any going concern or all or a substantial part of the assets or equity of any corporation, partnership or other Person or any division or location of any such Person, or any such Person or any division or location of any such Person becomes a Subsidiary of such Person.

“Affiliate” shall mean, with respect to any Person, (a) each Person (as hereinafter defined) that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, twenty-five percent (25%) or more of the capital stock or equity interests having ordinary voting power in the election of directors of such Persons, and (b) each Person that controls, is controlled by or is under common control with such Person (including any member of the senior management group of such Person). For the purpose of the definition of “Affiliate”, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that with respect to the Loan Parties, the term “Affiliate” shall specifically exclude Harrow and its Subsidiaries.

“Change in Law” shall mean the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any applicable Law; (b) any change in any applicable Law or in the administration, implementation, interpretation or application thereof by any Governmental Body; or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Body.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“DEA” shall mean the U.S. Drug Enforcement Administration.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Environmental Laws” shall mean all environmental, health, chemical use, safety and sanitation laws, statutes, ordinances and codes as well as common laws, relating to the protection of the environment or of human health (related to Hazardous Substances) and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Materials and the rules, regulations, orders and directives of any Governmental Body with respect thereto.

“Excluded Account” means any (a) deposit account or securities account used exclusively for payroll, employee benefits or employee taxes, the funds of which shall not exceed the amount required to pay the next payroll or other relevant cycle, (b) zero balance account, and (c) other accounts with an aggregate balance not to exceed $100,000.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of Lender with respect to an applicable interest in the Loan held by it pursuant to a law in effect on the date on which (i) Lender acquires such interest in the Loan (other than pursuant to an assignment request by Borrower) or (ii) Lender changes its lending office, except in each case to the extent that, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.2(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

Exhibit A-1

“FATCA” means Sections 1471, 1472, 1473 and 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto.

“FDA” shall mean the U.S. Food and Drug Administration.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank), including the FDA and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board or any successor or similar authority).

“Hazardous Materials” shall mean any flammable explosives, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials as defined in or subject to regulation under Environmental Laws.

“Indebtedness” means as to any Person (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (iii) all obligations of such Person as a lessee under capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (iv) all obligations or liabilities of others secured by a lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, provided that if such Person has not assumed or otherwise become liable for such obligation or liability, such obligation or liability shall be measured at the fair market value of such property securing such obligation or liability at the time of determination, (v) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business not outstanding for more than 120 days after the date such payable was created), (vi) all monetary obligations of such Person owing under any hedge agreements, (vii) earnouts and similar liabilities of a Loan Party arising under an agreement to make any deferred payment as a part of the purchase price for an acquisition in an amount that is subject to or contingent upon the revenues, income, cash flow or profits (or the like) of the target of such acquisition, and (viii) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of the foregoing clauses.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to the execution, delivery, issuance or recording of any of the Loan Documents, or the creation or repayment of any of the Obligations hereunder and (b) to the extent not otherwise described in (a) above, Other Taxes.

Exhibit A-2

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” shall mean all intellectual property of any Loan Party of every kind and nature now owned or hereafter acquired by any Loan Party, including inventions, designs, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, trade secrets, confidential or proprietary technical and business information, clinical trial data and outputs, manufacturing data and outputs, other know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation and registrations, and all additions and improvements to any of the foregoing. For purposes of this definition:

(a) “Copyrights” shall mean (1) all registered copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise, and (2) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office (or any successor office or any similar office in any other country), including those registered and pending copyrights listed on Schedule 4.6.

(b) “Copyright Licenses” shall mean any written agreement, now or hereafter in effect, granting any right to any third person under any registered copyright now or hereafter owned by any Loan Party or that such Loan Party otherwise has the right to license, or granting any right to any Loan Party under any registered copyright now or hereafter owned by any third person, and all rights of such Loan Party under any such agreement.

(c) “Patents” shall mean (1) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office (or any successor or any similar offices in any other country) and all continuing applications such as divisions, substitutions, extensions and continuation-in-part applications, including those listed on Schedule 4.6, and (2) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to exclude others from making, using and/or selling the inventions disclosed or claimed therein.

(d) “Patent Licenses” shall mean any written agreement, now or hereafter in effect, granting to any third person any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Loan Party or that any Loan Party otherwise has the right to license, is in existence, or granting to any Loan Party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third person, is in existence, and all rights of any Loan Party under any such agreement.

(e) “Trademarks” shall mean (1) all registered trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and applications for registration (other than intent-to-use applications) in the United States Patent and Trademark Office (or any successor office) or any similar offices in any State of the United States, and all extensions or renewals thereof, including those listed on Schedule 4.6, and (2) all goodwill associated therewith or symbolized thereby.

Exhibit A-3

(f) “Trademark Licenses” shall mean any written agreement, now or hereafter in effect, granting to any third person any right to use any Trademark now or hereafter owned by any Loan Party or that any Loan Party otherwise has the right to license, or granting to any Loan Party any right to use any Trademark now or hereafter owned by any third person, and all rights of any Loan Party under any such agreement.

“Interest Rate” shall mean 12.5% per annum.

“Laws” shall mean, collectively, all international, foreign, federal, state, district and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Body charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Body, in each case whether or not having the force of law, and including applicable securities legislation. “Law” has a meaning correlative thereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including the interest of a seller under any conditional sale contract or other title retention agreement, the interest of a lessor under a capital lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Material Adverse Effect” shall mean a material adverse effect on (i) the business operations, properties, assets or condition (financial or otherwise) of the Loan Parties taken as a whole; (ii) the ability of any Loan Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect, or enforceability against a Loan Party of a Loan Document to which it is a party; or (iv) the rights and remedies available to, or conferred upon, Lender.

“Maturity Date” means, the earlier of (a) September 1, 2022 (or if such date is not a Business Day, on the next Business Day after such date), and (b) the date on which the maturity date of the Loan accelerates after or upon an Event of Default.

“Obligations” as used herein shall refer to (a) the Loan to be made under this Agreement and any renewals, extensions, modifications or increases thereof (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any Insolvency Proceeding relating to Loan Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), (b) the full and prompt payment and performance of any and all other amounts, indebtedness and other obligations of Loan Parties to Lender, direct or contingent (including but not limited to obligations incurred as endorser, guarantor or surety), however evidenced or denominated, and however and whenever incurred, in each case to the extent arising under this Agreement or any of the other Loan Documents and (c) all future advances made in accordance with this Agreement by Lender for taxes, levies, insurance and preservation of the Collateral (as hereinafter defined) and all reasonable attorneys’ fees, court costs and expenses of whatever kind incident to the collection of any of said indebtedness or other obligations and the enforcement and protection of the security interest created hereby or by the other Loan Documents, in each case to the extent the Loan Parties have an obligation under this Agreement or the Loan Documents to indemnify or reimburse such amounts.

Exhibit A-4

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Loan or any Loan Document).

“Other Taxes” shall mean all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to a request by a Lender).

“Permitted Acquisition” or “Permitted Acquisitions” is any Acquisition for which each of the conditions below is satisfied:

(a) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b) the entity or assets acquired in such Acquisition are in the same or similar line of business as Borrower is in as of the date hereof or reasonably related thereto;

(c) Borrower shall provide Lender with written notice of the proposed Acquisition at least ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition, together with any available quarterly and annual financial statements and quality of earnings reports, and not less than five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and all other material documents relative to the proposed Acquisition (or if such acquisition agreement and other material documents are not in final form, drafts of such acquisition agreement and other material documents; provided that Borrower shall deliver final forms of such acquisition agreement and other material documents promptly upon completion) and such other information as Lender may reasonably request;

(d) [Reserved];

(e) the Acquisition shall not constitute a hostile acquisition;

(f) the entity or assets acquired in such Acquisition shall not be subject to any Lien other than (x) the first-priority Liens granted in favor of Lender, if applicable and (y) Permitted Liens; and

(g) if such Acquisition is in the form of a merger by Borrower into another Person, Borrower is the surviving legal entity;

(h) if such Acquisition is in the form of a merger by a Subsidiary into another Person, one hundred percent (100%) of the outstanding and issued equity of the surviving legal entity shall be owned by Borrower or a Subsidiary;

(i) no Indebtedness shall be assumed by any Borrower in connection with such Acquisition other than Permitted Debt;

Exhibit A-5

(j) the acquired entity (in the case of an acquisition of equity) will be a “United States Person” within the meaning of the Code immediately upon consummation of such Acquisition or the acquired assets (in the case of an acquisition of assets) will be located in the United States immediately upon consummation of such Acquisition; and

(k) the credit risk to Lender, in its good faith business judgment, shall not be materially increased as a result of the Permitted Acquisition.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, Governmental Body or other entity, and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Recipient” shall mean Lender or any other recipient of any payment to be made by or on account of the Obligations of any Loan Party hereunder or under any other Loan Document.

“ROFR Agreement” means that certain Right of First Refusal Agreement, dated as of the date hereof, by and between Borrower and Lender.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of a Loan Party.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Body, including any interest, additions to tax or penalties applicable thereto.

“Withholding Agent” shall mean each Loan Party and Lender.

“UCC” shall mean the Uniform Commercial Code as adopted in the State of Delaware from time to time, or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code as adopted in such jurisdiction.

“United States” and “U.S.” shall mean the United States of America.

Exhibit A-6

Exhibit B

Form of Compliance Certificate

Harrow Health, Inc.

102 Woodmont Blvd., Suite 610

Nashville, TN 37205

Attention: Andrew R. Boll

Email: aboll@harrowinc.com

Compliance Certificate

The undersigned hereby certifies to Harrow Health, Inc., a Delaware corporation. (“Lender”) pursuant to that certain Loan and Security Agreement dated as of September 1, 2021 (the “Loan Agreement”) by and among, MELT PHARMACEUTICALS, INC., a Delaware corporation (“Borrower”), and Lender, that as of this date, ___________________, 20____:

1.	The undersigned is the _____________________________ (title of officer) of Borrower.

2.	To the best knowledge of the undersigned officer, there exists no Default or Event of Default, as that term is defined in the Loan Agreement or, if such an event or circumstance exists, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrower has taken or proposes to take with respect thereto.

3.	To the best knowledge of the undersigned officer, no Material Adverse Effect has occurred since ___________________ (same date as above), or, if such a change has occurred a writing attached hereto specifies the nature thereof and the action that Loan Parties have taken or proposes to take with respect thereto.

4.	To the best knowledge of the undersigned officer, [except as described in a writing attached hereto specifying the nature thereof and the action that Loan Parties have taken or proposes to take with respect thereto] the representations and warranties in the Loan Agreement are true and correct in all material respects as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects as of such earlier date; provided that any such representation and warranty that is qualified by “materiality”, “material adverse effect” or similar language is true and correct in all respects.

5.	The financial statements of Borrower being concurrently delivered herewith have been prepared in accordance with generally accepted accounting principles consistently applied and there have been no material changes in accounting policies or financial reporting practices of Borrower since ___________________ (same date as above), or, if any such change has occurred, such changes are set forth in writing attached herein.

MELT PHARMACEUTICALS, INC.

By:
Title:
Date:

Exhibit B-1